Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION AND THIRD QUARTER 2007 FINANCIAL RESULTS

HOUSTON, November 8, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the third quarter of 2007, which included the following highlights:

Results for the Third Quarter 2007  --

•	Record production of 4.4 Bcfe, or 48,210 Mcfe/d.

•	Revenue of $30.3 million.

•	Net income of $5.4 million, or net income of $5.5 million before the non-cash net charges noted below.

•	EBITDA, as defined below, of $22.9 million.

Revenues for the three months ended September 30, 2007 were $30.3 million, 49 percent higher than the  $20.3 million during the quarter ended September 30, 2006.  The increase in revenue was driven primarily by higher production.  Production volumes during the three months ended September 30, 2007 were 4.4 Bcfe (48.2 MMcfe/d), 55 percent higher compared to 2.9 Bcfe (31.0 MMcfe/d) during the third quarter of 2006.  The increase over the third quarter 2006 production was primarily due to the successful drilling of additional Barnett Shale area wells, production from the Baby Ruth and Doberman #1 wells in the Gulf Coast region and increased production from the recompleted Galloway Gas Unit 1 well #1 and the LL&E #1 in the Gulf Coast area.  Carrizo’s average natural gas sales price decreased to $6.33 per Mcf compared to $6.39 per Mcf in the third quarter of 2006 while the average oil sales price increased ten percent to $75.40 per barrel compared to $68.46 per barrel during the third quarter of 2006.  The above prices exclude the cash effect of hedging activities – prices, including the cash effect of hedges, are presented in the table below.

The Company reported net income of $5.4 million, or $0.21 and $0.20 per basic and diluted share, respectively, for the three months ended September 30, 2007, as compared to $4.8 million, or $0.19 and $0.18 per basic and diluted share, respectively, for the same quarter during 2006.  Excluding the $0.1 million non-cash, after-tax expense, comprised of the mark-to-market unrealized gain of $0.5 million on derivatives and the stock compensation expense of $0.6 million, the net income for the quarter ended September 30, 2007 was $5.5 million, or $0.21 per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the third quarter of 2007 was $22.9 million, or $0.88 and $0.85 per basic and diluted share, respectively, as compared to $15.7 million, or $0.62 and $0.60 per basic and diluted share, respectively, during the third quarter of 2006.

Lease operating expenses (excluding production taxes) increased to $5.8 million during the three months ended September 30, 2007 as compared to $2.9 million for the third quarter of 2006, primarily attributable to increased production, increased workover expense, increased ad valorem taxes and increased transportation and other product costs mainly attributable to the Barnett Shale area.

Depreciation, depletion and amortization expenses (“DD&A”) were $10.2 million during the three months ended September 30, 2007 ($2.30 per Mcfe) as compared to $7.6 million ($2.66 per Mcfe) during the third quarter of 2006.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to the increase in the reserve base.

General and administrative expenses (“G&A”) increased to $3.3 million during the three months ended September 30, 2007 from $2.3 million during the same quarter of 2006.  The increase in G&A was due primarily to the increase in staff and related costs, increased legal and consulting fees and higher rent expense as a result of office expansion.

Non-cash stock-based compensation expense was $1.1 million ($0.6 million after tax) for the three months ended September 30, 2007 compared to $0.8 million ($0.5 million after tax) for the same period in 2006.

The net gain on derivatives was $3.7 million during the three months ended September 30, 2007, comprised of (1) $0.9 million ($0.5 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives and (2) the $2.8 million gain for cash settled derivatives.

Interest expense, net of amounts capitalized, was $4.1 million for the three months ended September 30, 2007 compared to $2.1 million for the three months ended September 30, 2006.  The increases in 2007 were largely attributable to the $75.0 million increase under our Second Lien Credit Facility in January 2007, borrowings under our Senior Secured Credit Facility and higher effective interest rates.

Results for the Nine Months Ended September 30, 2007 --

•	Record production of 11.8 Bcfe, or 43,391 Mcfe/d.

•	Record revenue of $85.8 million.

•	Net Income of $11.0 million, or net income of $15.1 million before the non-cash net charges noted below.

•	Record EBITDA, as defined below, of $63.7 million.

Revenues for the nine months ended September 30, 2007 were $85.8 million, 46 percent higher than the $58.7 million during the nine months ended September 30, 2006.  The increase in revenues was primarily driven by higher production.  Production volumes during the nine months ended September 30, 2007 were 11.8 Bcfe (43.4 MMcfe/d), 47 percent higher compared to 8.0 Bcfe (29.5 MMcfe/d) during the nine months ended 2006.  Production increased due to the addition of new Barnett Shale wells and new production from the Baby Ruth and Doberman wells in the Gulf Coast area and increased production from the recently recompleted Galloway Gas Unit 1 well #1 in the Gulf Coast.  Carrizo’s average natural gas sales price increased two percent to $6.88 compared to $6.74 per Mcf in the same period of 2006, and the average oil sales price decreased one percent to $65.22 per barrel from $65.54 per barrel during the same period in 2006.

The Company reported net income of $11.0 million, or $0.42 and $0.41 per basic and diluted share, respectively, for the nine months ended September 30, 2007, as compared to $14.0 million, or $0.57 and $0.55 per basic and diluted share, respectively, for the same period during 2006.  Excluding the $4.1 million non-cash, after-tax expense, comprised of the mark-to-market unrealized loss of $2.3 million on derivatives, the stock compensation expense of $2.0 million and the $0.2 million decrease in bad debt expense, net income for the nine months ended September 30, 2007 was $15.1 million, or $0.58 and $0.57, per basic and diluted share, respectively.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) for the nine months ended September 30, 2007 was $63.7 million, or $2.47 and $2.39 per basic and diluted share, respectively, as compared to $43.8 million, or $1.79 and $1.73 per basic and diluted share, respectively, for the same period in 2006.

Lease operating expenses (excluding production taxes) increased to $14.3 million during the nine months ended September 30, 2007 as compared to $8.2 million for the same period of 2006, largely due to increased production, the increased number of producing wells and the rising costs of oilfield services, higher workover expenses, increased ad valorem taxes and increased transportation and other product costs mainly attributable to the Barnett Shale area.

Depreciation, depletion and amortization expenses (“DD&A”) were $29.0 million during the nine months ended September 30, 2007 ($2.45 per Mcfe) as compared to $21.6 million ($2.69 per Mcfe) during the same period of 2006.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to the increase in the reserve base.

General and administrative expenses (“G&A”) increased to $10.8 million during the nine months ended September 30, 2007 from $8.5 million during the same period of 2006.  The increase in G&A was primarily due to an increase in staff and related costs, higher rent and office expense due to office expansion and increased legal and consulting fees.

Non-cash stock-based compensation expense was $3.1 million ($2.0 million after tax) for the nine months ended September 30, 2007 compared to $2.0 million ($1.3 million after tax) for the same period in 2006.

The net gain on derivatives was $2.1 million during the nine months ended September 30, 2007, comprised of (1) $5.6 million for cash settled gains on derivatives, partially offset by (2) $3.5 million ($2.3 million after tax) for the unrealized mark-to-market, non-cash loss on derivatives.

Interest expense, net of amounts capitalized, was $11.4 million for the nine months ended September 30, 2007 compared to $6.5 million for the same period in 2006.  The increase was largely attributable to the $75.0 million increase under our Second Lien Credit Facility in January 2007, borrowings under our Senior Secured Credit Facility beginning in mid-2006, and higher effective interest rates.

“We had an excellent quarter operationally,” commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer,  “adding significant wells in the Barnett Shale, both in Denton County and southeast Tarrant County.  Although pipeline logistics delayed some production startups into the fourth quarter, we still had record production in the quarter.  The current Barnett Shale and total Company rates are approximately 41 MMcfe/d and 62 MMcfe/d, respectively.  Another estimated 31 MMcfe/d has been drilled and is waiting on completion and/or pipeline in the Barnett Shale.  We anticipate that about 27 MMcfe/d of the total will come online from two SE Tarrant drilling pads, half in late December and half in late January.  New wells in these areas, where we have about 110 potential drillsites, are averaging initial rates of 4 MMcfe/d gross (3 MMcfe/d net).  In addition, our urban leasing and drilling is proceeding as planned in the Arlington, TX area where we have started building our first drilling location on the University of Texas Arlington campus.”

“In the Floyd Shale in Mississippi we fracture stimulated the first stage in our horizontal well and are swabbing back frac fluid.  It is still too early to determine whether our frac technique on that stage is commercial.  We have started planning our next well which will test the northwest end of the play where we have about 60,000 net acres and is near a competitor’s well with a reported commercial flow rate.”

“In the North Sea we  began appraisal drilling on our Huntington Paleocene Forties discovery on August 30th and should finish about December 1st.  At that point we will have drilled and logged seven lateral wellbores from one top hole in an effort to delineate the reservoir and formulate a development plan for submittal to the government.”

“After completion of the Paleocene laterals we expect to drill an appraisal well to the deeper Jurassic Fulmar in a structural position which should determine the depth of the oil water contact.  Further appraisal drilling in the Fulmar can then be planned.  The 13,000 feet Fulmar test well will take about 60 days.”

“A second rig will be brought in later this month to initiate exploration in the adjacent Block 22/13b in which we hold a 27.27 percent working interest.  Carrizo has farmed-out its cost-bearing position in the first two Paleocene prospects, retaining half it’s equity interest (13.6 percent) in exchange for getting its share of drilling and testing costs carried by its JV partner, Oilexco.  Our working interest in the rest of the block is unaffected by the election in this small carve-out area.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, timing and results of appraisal wells, development plan, timing of production, timing of testing and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, timing of production, availability of equipment, appraisal results, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

Oil and natural gas revenues	$30,304,514	$20,333,656	$85,807,603	$58,726,923

Costs and expenses:
Lease operating expenses	5,848,545	2,939,950	14,289,237	8,194,010
Production tax	1,090,634	952,104	2,913,315	2,785,546
Depreciation, depletion and amortization	10,190,819	7,594,315	29,033,382	21,630,312
General and administrative expenses	3,269,318	2,307,884	10,770,377	8,470,067
Accretion expense related to asset retirement obligations	88,210	79,056	264,631	237,169
Bad debt expense	32,808	-	(243,138)	-
Stock-based compensation expense	1,058,276	809,949	3,050,259	1,998,865

Total costs and expenses	21,578,610	14,683,258	60,078,063	43,315,969

Operating income	8,725,904	5,650,398	25,729,540	15,410,954

Mark-to-market gain (loss) on derivatives, net	830,701	2,164,423	(3,552,373)	7,733,851
Realized gain on derivatives, net	2,845,010	1,519,624	5,597,674	4,353,235
Equity in income of Pinnacle Gas Resources, Inc.	-	-	-	34,914
Loss on early extinguishment of debt	-	(12,114)	-	(294,094)
Other income and expenses, net	5,776	28,530	261,559	202,314
Interest income	130,877	198,527	585,540	842,965
Interest expense, net of amounts capitalized (1)	(4,095,995)	(2,143,163)	(11,374,794)	(6,518,427)

Income before income taxes	8,442,273	7,406,225	17,247,146	21,765,712

Income tax expense	3,066,269	2,655,540	6,279,066	7,793,080

Net income available to common shares	$5,376,004	$4,750,685	$10,968,080	$13,972,632

ADJUSTED net income available to common shares (2)	$5,545,253	$3,878,151	$15,101,751	$10,436,052

EBITDA (see table below)	$22,946,803	$15,681,872	$63,693,907	$43,832,849

Basic net income per common share	$0.21	$0.19	$0.42	$0.57

Diluted net income per common share	$0.20	$0.18	$0.41	$0.55

ADJUSTED basic net income per common share (2)	$0.21	$0.15	$0.58	$0.43

ADJUSTED diluted net income per common share (2)	$0.21	$0.15	$0.57	$0.41

Basic weighted average common shares outstanding	26,141,667	25,254,054	25,835,631	24,549,045

Diluted weighted average common shares outstanding	26,982,316	25,987,388	26,667,938	25,271,731

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(7,016,651)	$(4,883,554)	(19,700,560)	(13,752,252)
Capitalized interest	2,920,656	2,740,391	8,325,766	7,233,825

(2) Excludes the impact of the non-cash mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash bad debt expense and non-cash loss on early extinguishment of debt

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/2007	12/31/06
	(unaudited)
ASSETS:
Cash and cash equivalents	$4,576,295	$ 5,407,502
Fair value of derivative financial instruments	2,848,158	5,737,056
Other current assets	36,610,791	29,912,455
Property and equipment, net	567,151,512	445,447,054
Other assets	6,883,756	5,519,325
Investment in Pinnacle Gas Resources, Inc.	11,941,008	2,771,266

TOTAL ASSETS	$630,011,520	$ 494,794,658

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$53,596,299	$ 54,554,607
Current maturities of long-term debt	2,252,999	1,507,931
Other current liabilities	1,026,395	2,007,969
Long-term debt, net of current maturities	218,812,500	187,250,744
Deferred income taxes	43,004,139	32,737,530
Other liabilities	6,418,180	4,462,001
Equity	304,901,008	212,273,876

TOTAL LIABILITIES AND EQUITY	$630,011,520	$ 494,794,658

Income tax expense for the three-month periods ended September 30, 2007 and 2006 included $2,894,772 and
$2,558,061, respectively, provision for deferred income taxes and a $171,497 and $97,479, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

Net Income	$5,376,004	$4,750,685	$10,968,080	$13,972,632

Adjustments:
Depreciation, depletion and amortization	10,190,819	7,594,315	29,033,382	21,630,312
Unrealized mark-to-market (gain) loss on derivatives	(830,701)	(2,164,423)	3,552,373	(7,733,851)
Loss on extinguishment of debt	-	12,114	-	294,094
Interest expense, net of amounts capitalized and interest income	3,965,118	1,944,636	10,789,254	5,675,462
Income tax expense	3,066,269	2,655,540	6,279,066	7,793,080
Equity in Pinnacle Gas Resources, Inc.	-	-	-	(34,914)
Stock based compensation expense	1,058,276	809,949	3,050,259	1,998,865
Bad debt expense	32,808	-	(243,138)	-
Accretion expense related to asset retirement obligations	88,210	79,056	264,631	237,169

EBITDA, as defined	$22,946,803	$15,681,872	$63,693,907	$43,832,849

EBITDA per basic common share	$0.88	$0.62	$2.47	$1.79

EBITDA per diluted common share	$0.85	$0.60	$2.39	$1.73

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	59,114	68,887	182,169	179,019
Natural gas (Mcf)	4,080,631	2,442,549	10,752,683	6,975,290
Natural gas equivalent (Mcfe)	4,435,315	2,855,871	11,845,697	8,049,404
	92	92	273	273
	48,210	31,042	43,391	29,485

Average sales prices-

Oil and condensate (per Bbl)	$75.40	$68.46	$65.22	$65.54
Oil and condensate (per Bbl) - with hedge impact	$74.83	$67.27	$65.04	$64.93
Natural gas (per Mcf)	$6.33	$6.39	$6.88	$6.74
Natural gas (per Mcf) - with hedge impact	$7.02	$6.88	$7.38	$7.28
Natural gas equivalent (per Mcfe)	$6.83	$7.12	$7.24	$7.30

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